Exhibit 99.1


                       UNITED COMPANIES REACHES AGREEMENT

                       FOR MODIFIED PLAN OF REORGANIZATION


BATON ROUGE, LA - August 11, 2000. United Companies Financial Corporation

(OTC:UCFNQ) announced that it has reached an agreement with a representative of the holders of Subordinated Debenture Claims and the Official Committee of

Equity Security Holders to support a modified plan of reorganization to be filed shortly by United Companies in connection with the chapter 11 cases of United

Companies and certain of its subsidiaries, which cases are pending in the U.S.

Bankruptcy Court for the District of Delaware in Wilmington. The Equity

Committee has agreed to withdraw its competing plan of reorganization and both the Equity Committee and such representative of the holders of Subordinated

Debenture Claims have agreed to withdraw objections filed with the Bankruptcy

Court to the previously announced sale of United Companies' whole loan portfolio and residual and other interests and servicing rights to EMC Mortgage Corp.


For voting purposes and mailing of notices related to the modified plan of reorganization, June 30, 2000 is the Record Holder Date for the holders of claims and interests. The voting deadline is 4:00 PM Eastern time on September

11, 2000. A hearing to consider confirmation of the modified plan of reorganization is scheduled to commence on September 13, 2000.


United Companies Financial Corporation is a specialty finance company that historically provided consumer loan products nationwide and currently provides


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loan services through its lending subsidiary, UC Lending(R). The Company filed for chapter 11 on March 1, 1999.



The following is a "Safe Harbor"' Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: the developments in and outcome of the Company's Chapter 11 reorganization proceedings; the ability to access loan facilities in amounts necessary to fund the Company's operations; the successful disposition of its existing loan portfolio and repossessed real estate properties; the ability of the Company to successfully restructure its balance sheet; the ability of the Company to retain an adequate number and mix of its employees; the effect of the Company's policies including the amount of Company expenses; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; adverse economic conditions; competition; various legal, regulatory and litigation risks and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.









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